Exhibit 99.1

IMMEDIATE RELEASE	March 23, 2011

Neoprobe Shareholder Submits Board Nominations and Files Schedule 13D

DUBLIN, OH, March 23, 2011.  Neoprobe Corporation (NYSE Amex: NEOP) announced today that it received on March 18, 2011 from Platinum Montaur Life Sciences, LLC ("Platinum") a notice attempting to nominate three persons as directors of Neoprobe Corporation ("Neoprobe") at Neoprobe's 2011 annual meeting of stockholders, and stating that it may attempt to solicit proxies for the election of these persons as directors at the annual meeting.  On the same date, Platinum, along with its affiliate Platinum Partners Value Arbitrage Fund L.P. (together, the "Reporting Persons"), filed with the United States Securities and Exchange Commission ("SEC") a Schedule 13D stating Platinum had submitted the director nominations, and that the Reporting Persons may solicit proxies to vote common stock of Neoprobe in support of the election of these persons and in support of other proposals the Reporting Persons may make regarding management, capital allocation policies and governance of Neoprobe.

The Reporting Persons state in the Schedule 13D that they currently own 1,672,869 shares of Neoprobe's common stock, 10,000 shares of Neoprobe's nonvoting Class B convertible preferred stock, and warrants to purchase 16.7 million shares of Neoprobe's common stock.  On a fully converted, fully exercised basis, these holdings would represent approximately 34% of Neoprobe's outstanding common equity.  As a result of "blocker" provisions in the preferred stock and warrants requiring the provision of at least 60 days' notice before the preferred stock can be converted and/or the warrants exercised, the Reporting Persons assert that their substantial equity ownership position in Neoprobe does not render them "affiliates" of Neoprobe under the Securities Exchange Act of 1934, particularly Section 16 and the rules and regulations of the SEC thereunder.  As of the date of this release, Neoprobe has not yet scheduled a date for its 2011 annual meeting of stockholders.

For several months, Neoprobe has been in discussions with Platinum regarding Platinum’s concerns about the management and policies of Neoprobe.  During that period, Neoprobe’s Board of Directors as a whole, and certain individuals from the Board of Directors, met and had discussions with Dr. Michael Goldberg and other members of Platinum.  During these discussions, Platinum presented concerns and desired changes in the Company.  Neoprobe has sought to arrive at a mutually agreeable resolution, in the belief that this process should be deliberate and not disruptive to Neoprobe's ongoing operations, clinical programs and management team. Neoprobe intends to continue these discussions in an attempt to achieve a resolution that protects the interests of all stockholders of Neoprobe.

Neoprobe shareholders are cautioned that no action by them is currently necessary in response to the recent actions by Platinum and, as noted above, the 2011 annual meeting of shareholders has not yet been scheduled, nor has a record date for voting at the meeting been set.  Neoprobe’s position is that shareholders should not take any action, including providing a proxy to any person, until Neoprobe determines if a resolution with Platinum can be reached, and if not, until Neoprobe’s Board of Directors has an opportunity to review Platinum’s director nominees and makes its own recommendations in connection with the 2011 Annual Meeting.

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NEOPROBE CORPORATION
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Contacts:

Neoprobe Corporation -- Brent Larson, Sr. VP & CFO – (614) 822-2330

Investor Relations – Michael Rice, LifeSci Advisors -- (201) 408-4923

Public Relations/Media Relations – Mark Marmur, Makovsky & Co. -- (212) 508-9670

About Neoprobe

Neoprobe is a biomedical company focused on enhancing oncology patient care and improving patient benefit.  Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScanTM CR.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.